SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549


                                  FORM 8-A/A
                                AMENDMENT NO. 1


                      FOR REGISTRATION OF CERTAIN CLASSES
                OF SECURITIES PURSUANT TO SECTION 12(b) OR (g)
                    OF THE SECURITIES EXCHANGE ACT OF 1934



                           THE BOMBAY COMPANY, INC.
            (Exact name of registrant as specified in its charter)


                DELAWARE                             75-1475223
(State of Incorporation or organization)(I.R.S. Employer Identification No.)

                               550 BAILEY AVENUE
                              FORT WORTH, TX 76107
          (Address of principal executive offices, including zip code)



If  this  Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: *

If  this Form relates to the registration of a class of securities pursuant  to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. {square}

Securities Act Registration Statement file number to which this form relates (if applicable): Not Applicable.



       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:


           TITLE OF EACH CLASS      NAME OF EACH EXCHANGE ON WHICH
            TO BE REGISTERED        EACH CLASS IS TO BE REGISTERED

    Preferred Stock Purchase Rights   New York Stock Exchange



       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                Not Applicable.





Item 1.  Description of Registrant's securities to be Registered

      A description of the Preferred Stock Purchase Rights as previously registered is contained in Item 1 of the Registrant's registration statement on Form 8-A filed with the Securities and Exchange Commission on June 12, 1995 (the "Original Form 8-A"). Such description is incorporated herein by reference.

      The Preferred Stock Purchase Rights were issued pursuant to a Rights Agreement dated as of June 1, 1995 between the Registrant and First National Bank of Boston, as Rights Agent.

      On February 22, 2002, the Registrant, the then-serving Rights Agents with respect to the Preferred Stock Purchase Rights and its successor, EquiServe Trust Company, N.A., executed an Amendment to Rights Agreement ("Amendment No. 1") that changed the qualifications required for rights agent in order to permit EquiServe Trust Company, N.A. to serve as Rights Agent under the Rights Agreement. A copy of Amendment No. 1 is attached hereto as Exhibit 99.4 and incorporated herein by reference.

      On May 26, 2005, the Registrant and the Rights Agent executed Amendment No. 2 to Rights Agreement, dated May 26, 2005 ("Amendment No. 2"). Amendment No. 2 (i) extends the final expiration of the Rights Agreement to June 1, 2015,
(ii) changes the exercise price of each Right from $50.00 to $35.00, (iii) modifies the definition of "Acquiring Person" to increase from 15% to 20% the beneficial ownership level that any person or group of persons may acquire before triggering the Rights, (iv) adds a provision for a TIDE (three-year independent director evaluation) Committee, and (v) clarifies that the Board of Directors may in good faith determine that a disposition of Common Stock by a person inadvertently exceeding the permitted threshold has been made as promptly as practicable.

      The TIDE Committee will consist of independent members of the Board of Directors and will review and evaluate the Rights Agreement to consider whether it continues to be in the best interests of the Registrant, its stockholders and any other relevant constituencies of the Registrant (i) at least every three years and (ii) sooner if an acquisition proposal is made that the TIDE Committee believes would make such a review and evaluation appropriate. Following each such review, the TIDE Committee will communicate its conclusions to the Board of Directors, including any recommendations as to whether the Rights Agreement should be modified or the Rights should be redeemed. The Registrant's Governance and Nominations Committee will serve as the TIDE Committee as long as its members satisfy the independence requirement.

      A copy of Amendment No. 2 is attached hereto as Exhibit 99.5 and incorporated by reference.

Item 2.  Exhibits.

99.1 Rights Agreement, dated as of June 1, 1995, between The Bombay Company, Inc. and the First National Bank of Boston, as Rights Agent. The Rights Agreement includes as Exhibit A the form of Certificate of Designation of Series A Junior Participating Preferred Stock, as Exhibit B the form of Right Certificate and as Exhibit C the form of Summary of Rights to Purchase Shares of Preferred Stock. (1)

99.2 News Release, dated June 2, 1995. (2)
99.3 News Release, dated June 5, 1995. (3)
99.4 Amendment to Rights Agreement, dated as of February 22, 2002, among The Bombay Company, Inc., Fleet Bank, N.A. f/k/a/ BankBoston, N.A. and EquiServe Trust Company, N.A.
99.5 Amendment No. 2 to Rights Agreement dated May 26, 2005 between The Bombay Company, Inc. and EquiServe Trust Company, N.A.

____________________________

(1) Previously filed as Exhibit 99.1 to Registrant's Registration Statement on Form 8-A dated June 12, 1995 and incorporated herein by reference.

(2) Previously filed as Exhibit 99.2 to Registrant's Registration Statement on Form 8-A dated June 12, 1995 and incorporated herein by reference.

(3) Previously filed as Exhibit 99.3 to Registrant's Registration Statement on Form 8-A dated June 12, 1995 and incorporated herein by reference.






                                  SIGNATURES

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned thereto duly authorized.

                                    THE BOMBAY COMPANY, INC.







                                    By: /S/ MICHAEL J. VEITENHEIMER
                                        Michael J. Veitenheimer
                                        Vice President and General Counsel




Dated: May 27, 2005